Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________
Form S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________

Great Plains Energy Incorporated
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation or Organization)	43-1916803 (I.R.S. Employer Identification No.)

1201 Walnut Street
Kansas City, Missouri 64106-2124
(Address of Principal Executive Offices) (Zip Code)
____________________

Great Plains Energy Incorporated
Cash or Deferred Arrangement
("Employee Savings Plus")
____________________

Mark English, General Counsel and Assistant Secretary
1201 Walnut Street
Kansas City, Missouri 64106-2124
(Name and Address of Agent for Service)
____________________

CALCULATION OF REGISTRATION FEE

========================================================================================

Title of each Class of Securities to be Registered (1) __________________	Amount to be Registered _______________	Proposed Maximum Offering Price per Share (2) ______________	Proposed Maximum Aggregate Offering Price (2) ______________	Amount of Registration Fee ______________
Common Stock (Without Par Value)	1,000,000 shares	$28.165	$28,165,000	$3,013.65

========================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purpose of determining the registration fee and pursuant to Rules 457(h)(1) and 457(c) of the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock as reported on the NYSE Composite Transaction on March 23, 2006.

Introductory Statement

This Registration Statement is being filed to register an additional 1,000,000 shares of the Registrant's common stock and an indeterminate amount of interests to be offered or sold pursuant to the Great Plains Energy Incorporated Cash or Deferred Arrangement ("Employee Savings Plus") (the "Plan"). Securities were originally registered pursuant to Registration Statement No. 33-17403, and additional securities were registered pursuant to Registration Statement No. 333-120172.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

Information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed by Great Plains Energy Incorporated (the "Registrant") or the Plan with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Registration Statement by reference:

1.	Registrant's Annual Report on Form 10-K for the year ended December 31, 2005.
2.	Registrant's Current Reports on Form 8-K dated February 1, 2006 and February 10, 2006.
3.	The Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2004.
4.

The description of the Common Stock of the Registrant included under the caption "Description of Common Stock" in the Registration Statement on Form S-3 of the Registrant (Registration No. 333-114486) filed April 15, 2004.

You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Senior Vice President - Corporate Services and Corporate Secretary, or by contacting us on our website (www.greatplainsenergy.com).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") and all documents filed by the Plan pursuant to Section 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement to be a part hereof from the date of filing such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

The Company's common stock has been registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

Mark English, General Counsel and Assistant Secretary, will opine as to the legality of the shares of Common Stock of the Registrant and Plan interests to be issued under the Plan. At March 22, 2006, Mr. English owned beneficially 1,297 shares of the Registrant's common stock, including restricted stock and 4,355 performance shares, 0% to 200% of which may be paid in Registrant's common stock at a later date based on our performance. Mr. English does participate in the Plan.

Item 6.           Indemnification of Directors and Officers.

RSMo Section 351.355 (2005) provides as follows:

            1.            A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

            2.             The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            3.             Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

            4.             Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

            5.             Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

            6.             The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            7.             A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

            8.            The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

            9.            Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

            10.            For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

            11.            For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

The officers and directors of the Company have entered into indemnification agreements with the Company indemnifying such officers and directors to the extent allowed under the above RSMo Section 351.355 (2005).

Article Thirteen of the Restated Articles of Incorporation of the Company provides as follows:

            ARTICLE THIRTEEN. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEEN. Such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

            (b) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEEN shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of Director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its Directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such Director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEEN after the date of approval of this ARTICLE THIRTEEN by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

            (c) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a Director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a Director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEEN.

            (d) Amendment. This ARTICLE THIRTEEN may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

Section 14.9 of the Plan provides as follows:

            14.9 Indemnification The members of the Administrative Committee, and each of them, shall be free from all liability, joint and several, for their acts, omissions and conduct, and for the acts, omissions and conduct of their duly constituted agents, in the administration of the Plan; provided, however, that no member of the Administrative Committee shall be relieved from responsibility under Part 4, Subtitle B, Title I of ERISA. Great Plains Energy Incorporated shall indemnify and save harmless the Administrative Committee and each of its members from the effects and consequences of their acts, omissions, and conduct in their official capacity, except to the extent that such effects and consequences shall result from their own willful misconduct.

Item 7.           Exemption From Registration Claimed.

                    Not applicable.

Item 8.           Exhibits.

Exhibit Number		Description of Exhibit
4.1	*	Articles of Incorporation of Great Plains Energy Incorporated dated as of February 26, 2001 (Exhibit 3.i to Form 8-K filed October 1, 2001).

4.2	*	By-Laws of Great Plains Energy Incorporated, as amended September 16, 2003 (Exhibit 3.1 to Form 10-Q for the period ended September 30, 2003).

4.3	*	Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4.4	*	Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4.5	*	Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4.6	*	Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

5		Opinion of Mark English, General Counsel and Assistant Secretary of the Company, regarding the legality of the securities.

23.1		Consent of Deloitte & Touche LLP.
7
23.2		Consent of Mark English, General Counsel and Assistant Secretary of the Company (included in Exhibit 5).

24		Powers of Attorney.

*Incorporated by reference herein as indicated.

The Registrant hereby undertakes that it has submitted the Plan and will submit any amendments to the Plan to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9.           Undertakings.

(a) The undersigned Registrant hereby undertakes:

             (1)  To file, during any period in which offers or sales are being made, post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on the 30th day of March, 2006.

GREAT PLAINS ENERGY INCORPORATED
By:	/s/Michael J. Chesser Michael J. Chesser Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/Michael J. Chesser Michael J. Chesser	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	) ) )
/s/Terry Bassham Terry Bassham	Executive Vice President - Finance and Strategic Development and Chief Financial Officer (Principal Financial Officer)	) ) ) )
/s/Lori A. Wright Lori A. Wright	Controller (Principal Accounting Officer)	) )
David L. Bodde*	Director	) March 30, 2006
/s/William H. Downey William H. Downey	Director	) )
Mark A. Ernst*	Director	)
Randall C. Ferguson, Jr.*	Director	)
William K. Hall*	Director	)
Luis A. Jimenez*	Director	)
James A. Mitchell*	Director	)
William C. Nelson*	Director	)
Linda H. Talbott*	Director	)
Robert H. West*	Director	)
*By:	/s/Michael J. Chesser Michael J. Chesser Attorney-in-fact*

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Great Plains Energy Cash or Deferred Arrangement ("Employee Savings Plus") has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on the 30th day of March, 2006.

GREAT PLAINS ENERGY CASH OR DEFERRED ARRANGEMENT ("EMPLOYEE SAVINGS PLUS")
By: /s/Terry Bassham Terry Bassham By: /s/Barbara B. Curry Barbara B. Curry By: /s/Mark G. English Mark G. English By: /s/Todd A. Kobayashi Todd A. Kobayashi By: /s/Richard A. Spring Richard A. Spring

INDEX TO EXHIBITS
Exhibit Number		Description of Exhibit
4.1	*	Articles of Incorporation of Great Plains Energy Incorporated dated as of February 26, 2001 (Exhibit 3.i to Form 8-K filed October 1, 2001).

4.2	*	By-Laws of Great Plains Energy Incorporated, as amended September 16, 2003 (Exhibit 3.1 to Form 10-Q for the period ended September 30, 2003).

4.3	*	Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4.4	*	Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4.5	*	Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4.6	*	Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

5		Opinion of Mark English, General Counsel and Assistant Secretary of the Company, regarding the legality of the securities.

23.1		Consent of Deloitte & Touche LLP.

23.2		Consent of Mark English, General Counsel and Assistant Secretary of the Company (included in Exhibit 5).

24		Powers of Attorney.

*Incorporated by reference herein as indicated.